UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011 (November 1, 2011)

Lightwave Logic, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Ruthar Drive, Newark, Delaware	19711
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 302-356-2717

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

On November 1, 2011 Dr. David Eaton tendered his resignation as the registrant’s chief technology officer. Dr. Eaton has agreed to remain with the registrant and serve as its scientific advisor, a non-executive position. A copy of Dr. Eaton’s resignation letter is attached hereto as Exhibit 99.1.

On November 1, 2011 the registrant’s board of directors appointed Dr. Louis C. Glasgow as the registrant’s chief technology officer, to serve until his successor is appointed and shall qualify.

There are no arrangements or understandings between Dr. Glasgow and any other persons pursuant to which he was appointed as the registrant’s chief technology officer. There is no family relationship between Dr. Glasgow and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. A copy of Dr. Glasgow’s employment agreement is attached as Exhibit 10.1.

In exchange for serving as the registrant’s chief technology officer, pursuant to a written agreement, Dr. Glasgow receives as compensation, among other things, a base salary of $104,000 per year and an option to purchase up 150,000 shares of restricted common stock of the registrant at the strike price of $.63 per share. The options vest quarterly over three years in equal installments of 12,500 shares per quarter beginning February 1, 2012.

From November 2003 to June 2010, Dr. Glasgow worked at Corning, Inc. as the Director of Organic Technology. From June 1973 to December 2001, Dr. Glasgow worked at Dupont in various capacities, his last being Director of Innovation.

The registrant has not entered into any transactions with Dr. Glasgow that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Item 7.01

Regulation FD Disclosure

On November 1, 2011, the registrant issued a press release reporting the appointment of Dr. Glasgow  as the registrant’s chief technology officer. The full text of the press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

9.01

Financial Statements and Exhibits

Exhibit No.

Description

10.1

Employment Agreement – Dr. Louis C. Glasgow

99.1

Resignation Letter – Dr. David Eaton

99.2

Press release dated November 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTWAVE LOGIC, INC.

By: /s/ James S. Marcelli

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   James S. Marcelli

Dated: November 7, 2011